Exhibit 99.1

CONTACT:
Environmental Power Corporation	-OR-	Lippert/Heilshorn & Associates
Kam Tejwani		Jody Burfening / Chris Witty
President and Chief Executive Officer		(212) 838-3777
(603) 431-1780		cwitty@lhai.com
ktejwani@environmentalpower.com

FOR IMMEDIATE RELEASE

ENVIRONMENTAL POWER CORPORATION PRICES OFFERING OF COMMON STOCK

Portsmouth, NH – November 16, 2005 – Environmental Power Corporation (the “Company”) (AMEX: EPG) today announced that it had priced its public offering of 2.0 million shares of its common stock at $7.00 per share. All shares being offered are being sold by the Company.

MDB Capital Group LLC is the sole underwriter of the offering. The underwriter has been granted a 30-day option to purchase up to an additional 300,000 shares of common stock for the purpose of covering over-allotments, if any.

A copy of the Prospectus relating to the offering may be obtained from MDB Capital Group LLC at 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401, Telephone: (310) 526-5000.

A registration statement relating to the common stock has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ABOUT ENVIRONMENTAL POWER CORPORATION

Environmental Power Corporation is a developer, owner and operator of renewable energy production facilities. Its principal operating subsidiary, Microgy, Inc., holds an exclusive license in North America for the development and deployment of a proprietary anaerobic digestion technology for the extraction of methane gas from animal wastes for its use to generate energy. For more information visit the Company’s web site at www.environmentalpower.com.

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